Exhibit 99.1

TEVA CONCLUDES NATIONWIDE OPIOIDS SETTLEMENT AGREEMENT

•	Settles with all 50 states and 99 percent of litigating subdivisions

•	Shipments of life-saving generic Narcan® (naloxone hydrochloride nasal spray) have already begun; payments to states to begin in the second half of 2023

•	Separate settlement reached with the final state of Nevada

TEL AVIV, Israel & PARSIPPANY, N.J., June 8, 2023 — Teva Pharmaceuticals, a U.S. affiliate of Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA), today announced that the Company has fully resolved its nationwide settlement agreement related to opioid claims brought by U.S. states, their subdivisions, and special districts, and has reached a separate settlement with the final state of Nevada. Teva will pay Nevada $193 million over 20 years (including all fees and costs), and this settlement resolves the case prior to trial, which had been scheduled to begin in August 2023.

With these developments, Teva has resolved its opioid litigation with all 50 U.S. states and more than 99% of the litigating subdivisions and special districts. The Company anticipates making its first payment under the nationwide opioids settlement agreement in the second half of 2023. Teva has already begun shipments of its generic version of the life-saving medication, Narcan® (naloxone hydrochloride nasal spray) under its prior opioid settlements, and it expects to expand these shipments under the nationwide opioids settlement agreement in 2024.

While the final agreement includes no admission of wrongdoing, it remains in the Company’s best interest – and in the interest of those impacted by the opioid crisis – to conclude this settlement and for Teva to continue to focus on the patients it serves every day.

About Teva Pharmaceuticals

Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) has been developing and producing medicines to improve people’s lives for more than a century. We are a global leader in generic and innovative medicines with a portfolio consisting of over 3,500 products in nearly every therapeutic area. Around 200 million people around the world take a Teva medicine every day and are served by one of the largest and most complex supply chains in the pharmaceutical industry. Along with our established presence in generics, we have significant innovative medicines research and operations supporting our growing portfolio of innovative medicines and biopharmaceutical products. Learn more at www.tevapharm.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current beliefs and expectations and are subject to substantial risks and uncertainties, both known and unknown, that could cause our future results, performance or achievements to differ significantly from that expressed or implied by such forward-looking statements. You can identify these forward-looking statements by the use of words such as “should,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe” and other words and terms of similar meaning and expression. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are first made. Except to the extent required by law, the Company undertakes no obligation to publicly update forward-looking statements. Risk factors include, but are not limited to: the nationwide opioids settlement agreement is not expected to result in a resolution of all governmental entity claims against the Company regarding its role in distributing opioids; the Company expects to continue to experience costly and disruptive legal disputes and settlements related to distribution of controlled substances, including opioids; and the settlement payments that the Company is required to make under the nationwide opioids settlement agreement may have an adverse impact on the Company’s operations and cash flows and there is no assurance that the Company will have the liquidity or other resources necessary to make such payments and provide supplies of its generic version of Narcan® (naloxone hydrochloride nasal spray) in the amounts and at the times required under the terms of the nationwide opioids settlement agreement. Investors should read the important risk factors described in the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Reports on Form 8-K filed with the Commission.